Exhibit 10.1

Execution Copy

CONVERSION CAP AND VOTING AGREEMENT

This Conversion Cap and Voting Agreement, effective as of February 26, 2010 (this “Agreement”), is by and among the persons, entities and managed accounts listed on Schedule A (collectively, the “York Group,” and each, individually, a “member” of the York Group) and Accuride Corporation (the “Company”).

WHEREAS, pursuant to the Third Amended Joint Plan of Reorganization of the Company (the “Plan”) on the effective date of the Plan (the “Effective Date”), the York Group shall be issued (i) $18,039,606 in aggregate principal amount of 7.5% Senior Convertible Notes due 2020 (the “Notes”), convertible into common stock of the Company (the “Common Stock”) and (ii) an aggregate of 12,627,747 shares of Common Stock (the Notes and the Common Stock, “Company Securities);

WHEREAS, the Notes are convertible into Common Stock at any time prior to the close of business on the second business day immediately preceding the maturity date of the Notes in accordance with the terms thereof and holders of the Notes are entitled to vote on all matters presented to holders of Common Stock for a vote;

WHEREAS, after issuance of the Company Securities on the Effective Date, the York Group shall, in the aggregate, beneficially own in excess of 9.999% of the shares of outstanding Company Securities; and

WHEREAS, the York Group and the Company wish to limit the number of shares of Common Stock that the York Group beneficially owns at any time, and to effect certain limitations on the York Group’s voting power with respect to the Company;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Maximum Limitation of Ownership of Common Stock.

(a)  Notwithstanding anything to the contrary set forth in the terms and conditions of the Notes, the York Group may not, and agrees that it will not, use its ability to convert the Notes into shares of Common Stock or exercise its right to acquire shares of Common Stock under the Notes, or otherwise acquire shares of Common Stock, to the extent that such conversion or acquisition would result in the York Group and any other Persons (as such term is defined in the Plan) whose beneficial ownership of Common Stock would be aggregated with the York Group’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, owning more than 9.999% of the total outstanding shares of Common Stock of the Company (including for such purpose the shares of Common Stock issuable upon such conversion or exercise).  Notwithstanding the foregoing, upon ninety (90) days prior written notice to the Company, the York Group may acquire shares of Common Stock such that the York Group’s ownership of Common Stock of the Company exceeds 9.999% (a “Termination Election”), and on the ninetieth (90th) day following delivery of such Termination Election to the Company, the terms of this Agreement shall terminate and be of no further force and effect.

(b)  The Company shall, promptly upon its receipt of any conversion notice tendered by the York Group (or any designee of the York Group) pursuant to the terms of the Notes, notify the York Group by telephone and by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the York Group if the conversion requested in such notice were effected in full, whereupon, notwithstanding anything to the contrary set forth in the terms of the Notes, the York Group shall, within one business day of the Company’s notice required by this Section 1(b) by telephone or by facsimile, revoke such conversion to the extent that it is determined that such conversion would result in the York Group owning more than 9.999% of such outstanding shares of Common Stock.

(c)   The York Group represents that, as of the date hereof, it does not own any Company Securities other than Company Securities issued to members of the York Group as of the Effective Date, as set forth in the first recital of this Agreement .

(d)   For all purposes hereunder, beneficial ownership of the outstanding shares of Company Securities, as applicable, shall be calculated in accordance with Section 13(d) of the Exchange Act.

2.           Agreement to Vote Shares; Irrevocable Proxy.  During the term of this Agreement, at every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, the York Group shall, to the extent that the York Group beneficially owns shares of Company Securities (or other voting securities of the Company) representing in excess of 9.999% of the total voting power of the outstanding Company Securities (the shares representing such excess, the “Excess Voting Shares”) and to the extent not voted by the person(s) appointed under the Proxy, with respect to any proposal presented to holders of Voting Securities, vote (or cause to be voted), including by written consent if requested by the Company, the Excess Voting Shares in the same proportion as all other votes cast on such proposal (excluding any votes cast by the York Group other than Excess Voting Shares).  The York Group agrees not to take any actions contrary to its obligations under this Agreement.  Upon the written request of the Company, each member of the York Group will execute and deliver, or cause to be executed and delivered, to the Company an irrevocable proxy (in accordance with Delaware General Corporation Law), coupled with an interest sufficient in law to support an irrevocable proxy, in a form reasonably satisfactory to the Company and the York Group (the “Proxy”), in order to give effect to this Section 2 with respect solely to the voting of the Excess Voting Shares.  The Proxy, if delivered, shall terminate automatically upon the termination of this Agreement.

3.             Termination.   This Agreement shall terminate and be of no further force and effect on the earlier of: (i) the three year anniversary of the date hereof; (ii) at the time the York Group and any other Persons (as such term is defined in the Plan) whose beneficial ownership of Common Stock would be aggregated with the York Group’s for purposes of Section 13(d) of the Exchange Act beneficially own in the aggregate 9.999% or less of the Company Securities (without giving effect to the limitations contained in Section 1 and 2); or (iii) on the 90th day following the delivery of a Termination Election.  This Agreement shall not restrict or limit in any way York’s ability to convert any Notes in connection with the sale of shares of Common Stock in a registered offering of Common Stock, but only to the extent of such Notes converted and shares of Common Stock so sold.

4.             Further Assurances.  The York Group and the Company shall, from time to time and as applicable, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Agreement.

5.             Governing Law.   This Agreement and all matters arising out of or related to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles that would result in the application of the laws of any other jurisdiction.

6.             Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

7.             Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given or made, if (a) given by facsimile and email, when such facsimile and email is transmitted to the facsimile number set forth below and sent to the email address set forth below and the appropriate facsimile confirmation is received if sent on a Business Day or otherwise (or otherwise on the next Business Day) or (b) if given by any other means, when actually received (or the date of refusal of receipt) during normal business hours on a Business Day at the address specified in this subsection:

if to the Company:

Accuride Corporation

77140 Office Circle

Evansville, IN  47715

Attn:   General Counsel

Facsimile:  (812) 962-5470

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

233 S. Wacker Drive, Suite 5800

Chicago, IL  60606

Attention:  Christopher D. Lueking

Facsimile:  (312) 993-9767

if to the York Group:

York Capital Management

767 Fifth Avenue, 17th Floor

New York, NY 10153

Attention:  David Charnin

Facsimile: (212) 300-1302

With a copy to (which shall not constitute notice):

Arnold & Porter LLP

399 Park Avenue, 35th Floor

New York, New York

Attention:  David S. Berg

Facsimile:  (212) 715-1399

For purposes of this section, “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

8.             Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

9.             Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or pdf) which together shall constitute a single agreement.  Counterpart signature pages delivered by facsimile or pdf shall be as effective as manual delivery of such counterpart.

10.          Successors and Assigns.  This Agreement shall not be assignable by any of the parties to this Agreement.  This Agreement, however, shall be binding on successors of the parties hereto.

11.          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

12.          Fees and Expenses.  Neither the Company, on the one hand, nor the York Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

13.          Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President / General Counsel

YORK CREDIT OPPORTUNITIES FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ James G. Dinan
Name: James G. Dinan
Title: Chief Executive Officer

YORK CREDIT OPPORTUNITIES MASTER FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ James G. Dinan
Name: James G. Dinan
Title: Chief Executive Officer

YORK GLOBAL VALUE PARTNERS, L.P.

By: York Global Value Holdings, LLC, its General Partner

By:	/s/ James G. Dinan
Name: James G. Dinan
Title: Chief Executive Officer

SCHEDULE A

YORK CREDIT OPPORTUNITIES FUND, L.P.

YORK CREDIT OPPORTUNITIES MASTER FUND, L.P.

YORK GLOBAL VALUE PARTNERS, L.P.